Exhibit 10.8.12

Certain confidential information contained in this document, indicated by the mark “[*]”, has been omitted because it is both (i) not material and (ii) customarily and actually treated as private or confidential

TWELFTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Twelfth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of August 18, 2023, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").
Pursuant to Section 16.10 of the Agreement, Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments.
a.Section 4.03 Bank’s Program Team. Section 4.03(b)(vii) is deleted in its entirety and replaced with the following:
“(vii) as more particularly described in Article 7 (and as necessary to fulfill Bank’s obligations thereunder) and subject to Section 9.07(d), a sufficient number of full-time equivalent Operations Center Employees who are dedicated exclusively to the Program to ensure that, other than in circumstances beyond Bank’s control from time to time (e.g., a third-party security breach), at least [*] of all incoming calls from Co-Branded Cardholders and Applicants are fielded by [*].”
b.Section 4.06 Loyalty Program. Section 4.06(b) is deleted in its entirety and replaced with the following:
“(b) As provided in Schedule 4.06(a), as of the date hereof, Costco Members are eligible to receive rewards pursuant to the Loyalty Program (“Rewards”). Subject to Applicable Law, the Rewards will be issued by the Bank in the form of one annual Costco Rewards coupon. If Bank is required by Applicable Law to issue Rewards in a different manner, Costco will cooperate with Bank in the implementation of the required changes at no cost to Costco. Notwithstanding the foregoing, for deceased Co-Branded Card Accounts and small business Co-Branded Card Account closures, Bank may issue Rewards in the form of a check or statement credit, which shall be captured as a redemption. From time to time, and subject to Applicable Laws, Costco may require a change to the method of funding Rewards to a gift card, statement credit, check, electronic credit or other electronic transfer, other FTD, or otherwise and shall provide Bank with at least [*] notice prior to the effectiveness of such change. Bank shall cooperate to implement the new Rewards payment method in such a way that it is compatible with the Costco point of sale equipment and consistent with Costco’s protocols and security requirements and that otherwise achieves Systems interoperability between Bank’s Systems and Costco’s Systems, and Bank shall otherwise cooperate with Costco in implementing such change, subject to Applicable Laws. Regardless of the method or form of the Rewards, Bank (and not Costco) shall be considered the issuer of such Rewards pursuant to the Loyalty Program, and, except with respect to the Executive Membership program and except as set forth in Schedule 9.01(4) with respect to duplicate electronic transfers requested by Costco where Bank establishes the original electronic transfer was made to the account provided by the Co-branded Cardholder, Bank shall be solely liable to Costco Members with respect to such Rewards. Other than its duty to redeem the Rewards in accordance with the

Loyalty Program terms and conditions, Costco shall not have any obligation to Costco Members regarding such Rewards.”
c.Section 4.08 Dual Functionality of Co-Branded Cards. Section 4.08(c) is deleted in its entirety.
d.Section 4.11 Citi® Flex Pay. A new Section 4.11 is added to the Agreement as follows:
“4.11 Citi Flex Pay. Bank and Costco agree to provide Costco Co-Branded Cardholders (excluding Co-Branded Cardholders with corporate guarantee small business cards) (“Eligible Co-Branded Cardholders”) with the option to finance eligible purchases made on their Co-Branded Card using the Citi Flex Pay feature, as such feature is described in the Co-Branded Cardholder Agreement, and which may be updated from time to time (“Citi Flex Pay Offers”). Eligibility will be consistent with how Bank determines cardholders and transactions are eligible across other portfolios (e.g., Eligible Co-Branded Cardholders must be in good standing and under their credit limit and have appropriate terms in their Co-Branded Cardholder Agreement). After the initial [*] in market, either Party may seek to discontinue offering Citi Flex Pay Offers or modify the Citi Flex Pay Offers if they reasonably determine that the program is having a material negative impact on the Program’s profitability or Co-Branded Cardholder satisfaction. The Parties will work in good faith to remediate any Co-Branded Cardholder satisfaction concerns. The initial pricing, terms and conditions of all Citi Flex Pay Offers shall be the pricing, terms and conditions set forth on Schedule 4.11, which may be amended from time to time upon mutual agreement.”
e.Schedule 4.11 Citi Flex Pay Offers. The attached Schedule 4.11 is added to the Agreement.
f.Section 5.02 Annual Card Marketing Plan
(i)Section 5.02(e). Section 5.02(e) of the Agreement is deleted in its entirety and replaced with the following:
“(e) Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by Costco upon the recommendation of the Program Managers. No later than thirty (30) days after the end of the first, second, and third calendar quarters of each Program Year, Bank shall provide an update of expected Net Purchase Charges for the Program Year. If expected Net Purchase Charges will fall above or below the budgeted funding, the Program Managers will present to Costco a revised plan to scale back or expand the plan based on the revised expectation.”
(ii)Section 5.02(f). A new Section 5.02(f) is added to the Agreement as follows:
“(f) Any Marketing Plan shall include funding of up to [*] in rewards and network fees for High Line Accounts. The funding shall be calculated as Net Purchase Charges attributable to High Line Accounts multiplied by one hundred and thirty basis points (1.30%), plus associated network fees calculated as [*].”
g.Section 5.03 Annual Membership Marketing Plan. Section 5.03 is deleted in its entirety.
h.Section 5.07 Bank Marketing Obligations. Sections 5.07(f) and 5.07(i) are deleted in their entirety.
i.Section 5.08 Other Bank Products.
(i)Section 5.08(a). Section 5.08(a)(i) is deleted in its entirety and replaced with the following:

“(i) [*]”
(ii)Section 5.08(a)(ii). Section 5.08(a)(ii) is deleted in its entirety and replaced with the following:
[*]. In no event may any Bank branded proprietary card or any offer or promotion related thereto designate Costco or warehouse clubs as a category for any adverse treatment for value proposition or rewards purposes offered in respect of any Bank branded proprietary cards at any time during the Term.
(iii)Section 5.08(b) and Section 5.08(c). Sections 5.08(b) and 5.08(c) are deleted in their entirety.
(iv)Section 5.08(d). Section 5.08(d) is deleted in its entirety and replaced with the following:
“(d) For the purposes of this Article 5, “target” shall mean advertising, marketing or promotional activities, as applicable, addressed or directed to a Person by means of name, address, e-mail address or telephone number and the use of the Cardholder List to conduct such activities.”
j.Section 7.02 Operations Centers.
(i)Section 7.02(b). Section 7.02(b) is deleted in its entirety and replaced with the following:
“(b) Initially, the Operations Centers for the Program shall be established, and subject to the agreements of the Parties set out in Schedule 7.02(a), staffed by Bank employees or Existing Subcontractors or Future Bank Subcontractors (collectively, “Operations Center Employees”) who are managed by Bank employees and overseen and directed by the Bank Program Team, other than as set forth on Schedule 7.02.”
(ii)Section 7.02(c). Section 7.02(c) is deleted in its entirety and replaced with the following:
“Operations Center Employees will be available during the period commencing as of one hour before Costco Warehouses are open for business and ending one hour after Costco Warehouses are closed for business. Bank shall not in the future transfer to any other third party or outsource any Operations Center function regarding the Program, except for late-stage collections, recoveries, and Citi Identity Theft Solutions, without the prior written consent of Costco, other than as set forth on Schedule 7.02.”
(iii)Section 7.02(d). Section 7.02(d) is deleted in its entirety and replaced with the following:
“[*]”
(iv)Section 7.02(e). A new Section 7.02(e) is added to the Agreement as follows:
“Notwithstanding Section 7.02(d), Bank may utilize Operations Center Employees outside of the United States for fraud calls when [*]. Bank will use Operations Center Employees located in the United States for fraud calls at all other times, with the exception of [*].”

k.Schedule 7.02 Operations Centers. Schedule 7.02 is deleted in its entirety and replaced with the attached Schedule 7.02 Operations Centers.
l.Schedule 7.03 Service Level Agreements (SLAs).
1.“Payment Processing” in Schedule 7.03 is amended as follows:
[*]
m.Schedule 9.01 Program Economics. Schedule 9.01 is amended by deleting “(8) Promotional Rate Offer” in its entirety.
n.Exhibit A Definitional Supplement.
(i)Exhibit A is amended to delete “Approved Transition Card” and its corresponding definition in its entirety.
(ii)Exhibit A is amended to add the following definition:
“”High Line Account” means small business Co-Branded Card Account with joint and several liability that has a credit limit of [*] or higher, or small business Co-Branded Card Account with corporate guarantee.”
(iii)Exhibit A is amended to delete “[*]” and its corresponding definition in its entirety.
(iv)Exhibit A is amended to delete “Transitioned Card Account” and its corresponding definition in its entirety.
3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Jennifer Longino
Name:	Sandy Torrey	Name:	Jennifer Longino
Title:	SVP, Corporate Marketing	Title:	Vice President

Schedule 4.11
Citi Flex Pay Offers
(a)Eligible Co-Branded Cardholders must make a purchase of $75 or more for the transaction to be eligible for Citi Flex Pay;
(b)Eligible Co-Branded Cardholders will be offered three (3) months with a $0 fee and no interest on any purchase with a “COSTCO” transaction tag sent to Bank, which includes purchases made in Costco warehouses, on Costco.com and on Special Order Kiosks (“Costco Purchases”);
(c)Purchases made through Costco Travel are eligible for Citi Flex Pay, however, they will generally not be eligible for the Flex Pay Offer stated above in (b) since the majority of those purchases are not sent to Bank with a “COSTCO” transaction tag;
(d)Flex Pay Offers will not exceed [*] months in duration unless mutually agreed upon by the Parties; and
(e)The fee for Flex Pay Offers other than the one described in (b) above will be determined by Bank, but in no event will the fee exceed the equivalent APR that the Co-Branded Cardholder would be charged for non-Flex Pay purchases (i.e., either the Standard Purchase Rate or the Penalty APR, whichever is applicable).

Schedule 7.02
Operations Centers
Subject to Section 7.02(d), Bank may employ Operations Center Employees in any physical site, or utilize online, remote or hybrid work models.
Notwithstanding any provision in the Agreement to the contrary, the Parties agree that the following Subcontractors (and their successors) of Bank may perform the following customer service functions at the following locations (which may be Operations Center locations):

Subcontractor	Function	Location
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]